Exhibit 10.44
PRIVATE AGREEMENT SUBJECT TO CONDITION PRECEDENT BY AND BETWEEN GOLLEK SERVICIOS, S.C. (THE "COMPANY" OR "GOLLEK") AND VICTOR HUGO MARROQUIN CADE HEREINAFTER JOINTLY REFERRED TO AS "THE PARTIES" PURSUANT TO THE FOLLOWING RECITALS AND CLAUSES.

RECITALS

A.That pursuant to the application process registered under tracking number 6383249 and unique application process number 4614160 filed before the Ministry of the Interior, National Institute of Migration, Representative Office of the INM {National Institute of Migration, by its Spanish acronym), Office of the Assistant Manager of Immigration Regulation, Mr. VICTOR HUGO MARROQUIN CADE, is applying for temporary residence with work permit to undertake paid activities in order to provide his services with GOLLEK SERVICIOS, S.C., provision of which the parties will formalize in the Employment Contract which shall be signed by the parties once said permit is issued and which will indicate that Mr. VICTOR HUGO MARROQUIN CADE will hold the position of VP & GENERAL MANAGER MEXICO and will receive a gross monthly salary equal to the amount of $509,733.00 (five hundred nine thousand seven hundred thirty three pesos 00/100 Local Currency).

A.That the Parties have agreed that once the work visa is approved by the corresponding authority and after having signed the corresponding employment contract with GOLLEK SERVICIOS, S.C., they will ratify the content and scope of this agreement, and will be bound to include the following statement as part of the recitals:

"The Parties declare that the general employment conditions agreed to with Gollek Servicios, S.C. have been provided for pursuant to what is agreed between Worker and Employer and that with the exception of the amounts subject to condition precedent in this document, at the time of signing this document there is no benefit or right on any kind or nature, including labor related, to claim from the Company or any other affiliate or related company in Mexico or abroad including Kellogg de Centro America, S.A. (legally incorporated company in the Republic of Guatemala) as previous employer; without prejudice to the rights that arise from the new employment relationship entered into with Gollek Servicios, S.C.".

A.That it is the Parties' will to undertake a commitment that results in a one-time-only payment obligation, but subject to the signing of the employment contract with the Company, to the ratification of this agreement, and to a condition precedent; that is: the Parties agree that the Company shall not have any obligation whatsoever to make the payment, unless: i) the Employment Contract is signed with Gollek Servicios, S.C., ii) this agreement is ratified in terms of its content and scope, and iii) the circumstances mentioned in the first clause hereto are verified, and iv) none of the circumstances mentioned in the second clause hereto have occurred.

A.The Parties agree that once VICTOR HUGO MARROQUIN CADE signs the employment contract with GOLLEK SERVICIOS, S.C., and ratifies the content and scope of this agreement, in the event of the de facto 3ssumptions mentioned in the first clause being

Exhibit 10.44
accomplished and pursuant to the terms agreed to hereto, in addition to the payment of benefits that may correspond to VICTOR HUGO MARROQUIN CADE for the termination of employment in accordance with the Federal Labor Law (such as vacation days, vacation bonus, year-end bonus, and seniority benefits) plus the amount that may correspond to him by reason of indemnification in the case of dismissal without cause, VICTOR HUGO MARROQUIN CADE may be eligible to receive from GOLLEK SERVICIOS, S.C. a one-time-only gratuity, same as which is detailed in the first clause hereto. Moreover, as an employee of GOLLEK SERVICIOS, S.C., VICTOR HUGO MARROQUIN CADE may be eligible, and if applicable, may be the beneficiary of the early retirement in terms of the applicable and current private plan of GOLLEK SERVICIOS, S.C.

CLAUSES

FIRST. Both parties agree that VICTOR HUGO MARROQUIN CADE may be eligible to receive from his one and only employer, GOLLEK SERVICIOS, S.C., the net amount of US$989,165.18 (nine hundred eighty-nine thousand one hundred sixty-five dollars of the United States of America 18/100), which shall be payable in Mexican pesos at the current exchange rate on the payment date, that is, GOLLEK SERVICIOS, S.C. shall be obligated to make the payment in such a way that the amount to be received by VICTOR HUGO MARROQUIN CADE is a net amount. which means that the taxes generated at the time of the payment shall be covered by GOLLEK SERVICIOS, S.C., in addition to the amount that may correspond to him by reason of indemnification in the case of dismissal without cause, pursuant to the Mexican labor and employment legislation. Said amount shall be delivered as a one-time-only gratuity at the time of signing the Termination Agreement (described in section b) below), subject to and as long as each and every one of the conditions detailed below are fully and duly complied with:

a.That the employment relationship with VICTOR HUGO MARROQUIN CADE is terminated without cause, this being that the Company has no justified cause to rescind or terminate the employment without incurring in liability with VICTOR HUGO MARROQUIN CADE, pursuant to the Federal Labor Law.

For the purposes of this agreement, the following include but are not limited to the circumstances considered as dismissals without just cause for the purposes of the employment termination of VICTOR HUGO MARROQUIN CADE:

i.The closing down of the Company which results in the termination of the employment relationship with VICTOR HUGO MARROQUIN CADE.
ii.That by prior mutual agreement bet ween the parties, VICTOR HUGO MARROQUIN CADE is immediately or simultaneously with the termination of employment with GOLLEK SERVICIOS, S.C., hired as an employee by another company affiliated or related to the Company, which will be carried out in pay conditions equal to those received by VICTOR HUGO MARROQUIN CADE during his relationship with the Company. It is the parties' agreement that in the event that VICTOR HUGO MARROQUIN CADE is hired by another affiliated or related company in Mexico or abroad, the termination and execution of the new employment relationship will be carried out as follows:

Exhibit 10.44
1.With GOLLEK SERVICIOS, S.C. - pursuant to the Federal Labor Law and covering the applicable indemnifications due to a termination without cause that correspond to the time worked with said employer.
2.The payment obligation of the amount mentioned in the first clause will also be due and payable at the time of the termination with GOLLEK SERVICIOS, S.C.
3.The employment relationship with the new employer shall be completely new and autonomous, for which there shall be no recognition of seniority and/or years of service with GOLLEK SERVICIOS, S.C., nor with any other entity of the group.

iii.The mental of physical impairment or express disability of the worker, which makes the performance of the work impossible.
iv.A poor performance in terms of the Company's policies.
v.The restructuring or elimination of the position.
vi.The death of VICTOR HUGO MARROQUIN CADE.

b.That the termination of the employment relationship is formalized by mutual agreement through the execution of a termination agreement (the "Termination Agreement") duly signed by both parties, and if required by GOLLEK SERVICIOS, S.C., said agreement shall be ratified before the corresponding labor authorities.

For the purposes of the previous paragraph, it is hereby established that the parties' consent to execute the termination agreement shall not be improperly withheld or conditioned, except by the terms and conditions agreed to in this instrument. In terms of the first paragraph of this clause, if at the time of the termination of the employment relationship with GOLLEK THERE IS NO AGREEMENT on whether said termination results in the right or to indemnification or lack thereof for dismissal without cause, the "termination agreement" shall be executed with regard to any other corresponding benefit (vacations, year-end bonus, etc.) and this assumption of the condition that results in the agreed one-time-only payment shall be considered as complied with; setting aside and excluding from the termination agreement any indemnification claim by reason of a dismissal without cause.

c.The Termination Agreement shall at least include the following commitments by VICTOR HUGO MARROQUIN CADE:

i.Confidentiality Obligations regarding the information he received or to which he had access because of his relationship with the Company or any of the affiliated or related companies in Mexico or abroad.
ii.Non-Compete and Non-Solicitation Obligations for a twenty-four (24) month period beginning on the date the Termination Agreement is signed. Non-solicitation being the offering of employment or recruitment of employees and/or officers of the Company or its affiliated or related companies, commonly known as non-solicitation. A model clause that would be incorporated to the Termination Agreement is hereby attached as "Annex B".
iii.Being subject to an audit by the Company for the purpose of carefully analyzing the management of Mr. VICTOR HUGO M ARROQUIN CADE, and verifying the non

Exhibit 10.44
existence of direct, express, and verified liability in terms of the paragraphs provided for in article 47 and other applicable articles of the Federal Labor Law.

SECOND. VICTO R HUGO MARROQUIN CADE hereby acknowledges and accepts that for any pertinent purposes, this payment commitment subject to condition precedent shall not have any effects and/or will cease to have them and will not become due or become subject matter of a claim against GOLLEK SERVICIOS, S.C. at any time or place. if any of the following circumstances occurs:

a.That the termination of the employment relationship results as a voluntary resignation of VICTOR HUGO MARROQUIN CADE.
i.The only exception to this scenario shall be the provisions of subsection ii of section a. of the First Clause of this Agreement and that VICTOR HUGO MARROQUIN CADE opts for the early retirement plan in terms of the applicable guidelines of said program in Gollek Servicios, S.C.

b.That the termination of the employment relationship is a result of VICTOR HUGO MARROQUIN CADE incurring in any of the causes of rescission of the employment relationship without liability to the Company (commonly known as termination with cause or just cause) established in the applicable labor legislation.

For purposes of clarity in terms of the scope of the previous paragraph, the following include but are not limited to cases of termination of employment for cause or just cause:

i.Directly and intentionally causing serious injuries to the Company and its affiliated or related companies during the performance of his activities and in the development of his management.
ii.Committing fraud and/or theft against the Company and/or its affiliated or relate d companies.
iii.Committing immoral acts or sexual harassment against any person in the workplace or outside of it.
iv.Unjustified absence of work.
v.Revealing trade secrets or revealing confidential matters to the detriment of the Company.
vi.Any other circumstance stipulated by the Federal Labor Law.

c.That the termination of the employment relationship with VICTOR HUGO MARROQUIN CADE is not formalized in terms of the Termination Agreement of the employment relationship described in the first clause, sections b) and c) because VICTOR HUGO MARROQUIN CADE unjustifiably refuses to sign it.

THIRD. In the event that the terms and conditions listed in the first clause are fully complied with and none of the scenarios described in the second clause above exist and/or have occurred, it is hereby established that GOLLEK SERVICIOS, S.C. will give VICTOR HUGO MARROQUIN CADE the net amount of US$989,16S.18 dollars (nine hundred eighty-nine thousand one hundred sixty-five dollars of the United States of America 18/100), which shall be payable in Mexican pesos at the current exchange rate on the date of payment, that is,

Exhibit 10.44
GOLLEK SERVICIOS, S.C. shall be obligated to make the payment in such a way that the amount to be received by VICTOR HUGO MARROQUIN CADE is net. which means that the taxes generated at the time of payment shall be covered by GOLLEK SERVICIOS. S.C. Said amount will be given as a one-time-only gratuity at the time of signing the respective agreement, in which case VICTOR HUGO MARROQUIN CADE is bound to provide the corresponding receipt of severance payment and release of responsibilities.

FOURTH. VICTOR HUGO MARROQUIN CADE expresses his complete satisfaction with the values established in this document, its payment terms and conditions, and his upmost understanding and acceptance that this amount will only be covered by GOLLEK SERVICIOS, S.C. if and only if each and every one of the conditions established and described in the first clause are met and as long as none of the causes or circumstances listed in the second clause hereto occurs or has occurred.

Moreover, VICTOR HUGO MARROQUIN CADE agrees to maintain the strictest confidentiality regarding the content and scope of this document.

FIFTH. The parties declare that, in this Agreement , there has been no injury, malice, violence, error, or any other vice that could affect its existence or validity, including the express manifestation that there is not waiver of rights or unilateral diminishment of work conditions and the Parties hereby reiterate that everything that is hereby included is the product of a free and conscious agreement between the parties and that they are satisfied with the totality of its terms.

SIXTH. For the execution and/or any controversy that arises from the interpretation of this document, the parties agree that the resolution thereof shall be in accordance with the applicable legislation, before the competent courts of the City of Santiago de Queretaro, Queretaro, Mexico, hereby waiving to any other venue that may correspond to the parties by reason of their current or future domiciles.

THIS PRIVATE AGREEMENT SUBJECT TO CONDITION PRECEDENT IS SIGNED ON OCTOBER 21, 2020 IN THE CITY OF SANTIAGO DE QUERETARO, MEXICO.

ON BEHALF OF THE "COMPANY"	ON HIS OWN BEHALF
/s/ CRISTIAN COLIN VAZQUEZ	/s/ VICTOR HUGO MARROQUIN CADE
CRISTIAN COLIN VAZQUEZ	VICTOR HUGO MARROQUIN CADE

ANNEX B
"Model Confidentiality and Non-Compete Clause"

THE WORKER expressly agrees that beginning on the termination of the employment relationship with the EMPLOYER, whether directly or indirectly, on his own account or on behalf of another person, for a period of twenty-four (24) months following said termination,

Exhibit 10.44
for any reason {the "Restriction Period") he shall not: (A) persuade or attempt to persuade any agent, service provider, client, or contractor, or any other person who has a commercial relationship with the EMPLOYER and/or any of its subsidiaries, affiliates, divisions, and/or related companies to cease to conduct business with the EMPLOYER and/or any of its subsidiaries, affiliates, divisions, and/or related companies, reduce the amount of business historically carried out with the EMPLOYER, or otherwise adversely alter the commercial relationships with the EMPLOYER and/or any of its subsidiaries, affiliates, divisions, and/or related companies, or accept to carry out any kind of business with said person; (B) commit to any business, acquire any interest in any business, or become an agent, moneylender, member, officer, partner, director, employee, investor, owner, consultant, representative, independent contractor or act in any other capacity in any business that provides similar products or services or that are in relation to or for the purposes of the production, distribution and/or marketing of cereals, cereal bars, tarts, chips, snacks and/or cookies in the United Mexican States, Colombia, Guatemala, Brazil, United States of America, or anywhere in the world where the EMPLOYER and/or any of its subsidiaries, affiliates, divisions, and/or related companies has offices, manufacturing plants, or establishments in which the EMPLOYER sells its products or services {the "Restricted Territory").

During the Restriction Period, the WORKER shall also be prevented from employing {or soliciting employees), compromising, offering, inducing, recruiting, influencing, or attempting to influence in any way any of the independent contractors, employees, or staff who have been employed by the EMPLOYER and/or any of its subsidiaries, affiliates, divisions, and/or related companies at any time during two (2) years following the date of termination of the employment relationship with the EMPLOYER.

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